Exhibit 8.2

[Letterhead of Kramer Levin Naftalis & Frankel LLP]

, 2009

Baltic Trading Limited

299 Park Avenue, 20th Floor

New York, New York 10171

Re:       Baltic Trading Limited

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Baltic Trading Limited (the “Company”) and the holders of common shares of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement, as thereafter amended or supplemented, filed by the Company on Form S-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors”, Dividend Policy” and “Tax Considerations” therein, we hereby confirm that the opinions of Kramer Levin Naftalis & Frankel LLP with respect to United States federal income tax matters are those opinions attributed to Kramer Levin Naftalis & Frankel LLP expressed in the Registration Statement under the captions “Risk Factors — We may have to pay U.S. tax on U.S. source income, which would reduce net income and cash flows” and “Risk Factors — U.S. tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse U.S. federal income tax consequences to U.S. shareholders”, “Dividend Policy” and “Tax Considerations.” It is our further opinion that the tax discussion set forth under the caption “Tax Considerations — United States Federal Income Tax Considerations” in the Registration Statement accurately states our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Kramer Levin Naftalis & Frankel LLP